Exhibit 99.1
MATADOR RESOURCES COMPANY REPORTS FOURTH QUARTER AND
FULL YEAR 2024 FINANCIAL RESULTS, INCREASES DIVIDEND BY 25% AND PROVIDES OPERATIONAL UPDATE, 2025 OPERATING PLAN AND MARKET GUIDANCE

DALLAS, Texas, February 18, 2025 -- Matador Resources Company (NYSE: MTDR) (“Matador” or the “Company”) today reported financial and operating results for the fourth quarter and full year 2024, announced an increase to Matador’s dividend and provided an update on its 2025 operating plan. A slide presentation summarizing the highlights of Matador’s fourth quarter and full year 2024 earnings release and 2025 operating plan is also included on the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab.

Management Summary Comments

In summarizing the year, Joseph Wm. Foran, Matador’s Founder, Chairman and CEO, noted, “Before I report that 2024 was another record year for Matador, I want to express my appreciation to each of our shareholders, office and field staff, board members, management, vendors, banks, partners and other stakeholders for their continued interest, friendship and support in making these results happen. It has been a team effort. Building on our 2024 plans, our 2025 plan is again expected to yield record results. The Matador team and I are excited to discuss not only our 2024 accomplishments with you but also the opportunities we have in front of us for 2025.

Dividend Increase

“First, I am pleased to announce that Matador’s Board of Directors (the ‘Board’) has approved a 25% increase in Matador’s dividend policy, raising the dividend from $1.00 annually, or $0.25 per quarter, to $1.25 annually, or $0.3125 per quarter (see Slide A). In accordance with this new dividend policy, the Board formally declared a quarterly cash dividend of $0.3125 per share of common stock payable on March 14, 2025 to shareholders of record as of February 28, 2025. Matador believes that a steadily increasing fixed dividend is the best way to comfortably return cash to its shareholders while also continuing to build value through growing our upstream and midstream businesses. Matador has now raised its dividend six times in four years.

“Raising the dividend—and senior management buying the stock, of which there are 30 ‘buys’ since 2021 and no ‘sells’—is the sincerest way we know to express our confidence in the operational and financial outlook for Matador going forward (see Slide A and Slide T). The Board and I would now like to point out some accomplishments that support this dividend increase. These accomplishments include the successful integration of the Advance and Ameredev acquisitions, which are performing as well or better than Matador expected; the addition of 50,000 net acres to our inventory; and the combination of Pronto Midstream, LLC (‘Pronto’) with San Mateo Midstream, LLC (‘San Mateo’) in December 2024 (the ‘Pronto Transaction’), which resulted in Matador receiving $220 million in cash and the ability to earn up to $75 million in additional performance incentives. Furthermore, this dividend increase reflects the Board’s confidence in Matador’s ability to generate increased adjusted free cash flow going forward. Matador projects adjusted free cash flow will approach $1 billion in 2025 (assuming strip oil and natural gas pricing as of mid-February 2025). Meanwhile, Matador has in fact reduced—as pledged—its leverage ratio from 1.3x at the time of the Ameredev transaction in September 2024 to 1.05x at December 31, 2024.

2024 Accomplishments and 2023 Comparisons

•“In the fourth quarter of 2024, Matador achieved record quarterly average daily production of 201,116 barrels of oil and natural gas equivalent (‘BOE’) per day—the first time in Matador’s history that it has produced an average of over 200,000 BOE per day for an entire quarter. This production level is a 30% increase as compared to average daily production of 154,261 BOE per day in the fourth quarter of 2023 (see Slide B).

•“Matador also achieved in the fourth quarter of 2024 record quarterly average daily oil production of 118,440 barrels per day (an increase of 34%) and achieved record quarterly average daily natural gas production of 496.1 million cubic feet per day (an increase of 26%), compared to average daily oil production of 88,663 barrels per day and average daily natural gas production of 393.6 million cubic feet per day in the fourth quarter of 2023.

•“Matador also produced record annual average daily oil production of 99,808 barrels per day (an increase of 32%) and record annual average daily natural gas production of 425.7 million cubic feet per day (an increase of 26%) in full-year 2024, compared to average daily oil production of 75,457 barrels per day and average daily natural gas production of 338.1 million cubic feet per day in full-year 2023 (see Slide C).

•“With the assistance of its vendors, Matador decreased its cost per completed lateral foot by as much as 11% during 2024 to $910 per completed lateral foot from its original expectations of $1,010 per completed lateral foot across its operating areas, primarily as a result of increased operational efficiencies such as ‘U-Turn’ wells, ‘simul-frac’ completions and ‘trimul-frac’ completions rather than forcing price reductions from vendors (see Slide D and Slide E).

•“Matador added nearly 50,000 net acres in 2024 bringing Matador’s total acreage in the Delaware Basin to approximately 200,000 net acres, of which approximately 79% are held by existing production (see Slide F). As a result, Matador was able to further high-grade its Delaware Basin inventory to 1,869 net locations with a total net lateral length of approximately 18.3 million feet, or 3,680 miles, as of December 31, 2024, which is an increase of 22% as compared to the total net lateral length of Matador’s inventory of approximately 15.0 million feet, or 2,975 miles, as of December 31, 2023 (see Slide G).

•“Matador achieved record total proved oil and natural gas reserves of 611.5 million BOE (an increase of 33%), with a standardized measure of $7.4 billion (an increase of 21%) and a PV-10 of $9.2 billion (an increase of 19%) at December 31, 2024, as compared to proved oil and natural gas reserves of 460.1 million BOE with a standardized measure of $6.1 billion and a PV-10 of $7.7 billion at December 31, 2023 (see comparison of commodity prices on Slide H).

Balance Sheet Strength and Low Leverage

“Matador finished 2024 in the best financial shape in its history with nearly $1.6 billion in RBL liquidity; just $595.5 million in borrowings under Matador’s reserves-based lending (RBL) credit facility; and a leverage ratio of 1.05x. Current RBL borrowings represent a 38% decrease from $955 million in borrowings under Matador’s reserves-based credit facility and a reduction in Matador’s leverage ratio from 1.3x at September 30, 2024 after Matador closed the Ameredev acquisition to the 1.05x level today (see Slide I).

2024 Production and Drilling Results

“Matador’s fourth quarter 2024 production would have been even higher if it had not experienced significant third-party midstream constraints for two-to-three months in its Antelope Ridge asset area. Matador estimates that these third-party midstream constraints, primarily occurring in Lea County, New Mexico, resulted in approximately 3,000 BOE per day (67% oil) being constrained during the fourth quarter of 2024. Importantly, these midstream constraints were largely resolved by the third-party midstream providers and such production was almost all back online as of February 18, 2025. Fortunately, Matador’s controlled midstream affiliates, San Mateo and Pronto, thankfully experienced 99% uptime during this time for their natural gas processing plants and did not contribute to these constraints.

“Notably, Matador continued to advance operational efficiencies to drive production higher and average well costs lower during 2024. In fact, Matador turned to sales a record five new ‘U-Turn’ wells during the fourth quarter of 2024 (see Slide J). Matador estimates that these five U-Turn wells saved drilling days and a total of $15 million, or approximately $3 million for each U-Turn well, as compared to drilling ten vertical wellbores and ten one-mile laterals. Initial results from the five U-Turn wells indicate that these U-Turn wells are performing as good or better than traditional two-mile straight lateral wells in the same area. Capital savings realized by drilling U-Turn wells decrease project payout times and reduce oil breakeven prices by as much as 20% in certain areas. This focus on operational efficiencies and synergies, along with marketing efforts and the quality of its wells, has helped Matador lead its peer group in profitability (see Slide K and Slide L).

Ameredev Acquisition in September 2024 Contributed to Record Financial Results

“Matador’s mergers and acquisitions group continues to provide substantial value and Adjusted EBITDA growth for Matador and its shareholders. Matador’s key acquisition of Ameredev Stateline II, LLC (‘Ameredev’) in September 2024 added 33,500 net acres, 371 net locations and more than 25,000 BOE per day in production. Each of Matador’s teams has been hard at work successfully integrating the Ameredev properties (see Slide M). Matador estimates that it has already experienced at least $4 million in drilling and completion cost synergies and expects additional drilling and completion cost synergies of over $150 million over the next five years. In addition, Matador estimates that it has reduced lease operating expenses on the Ameredev acreage by 35%, or more than $2 million per month, since Matador began operating the Ameredev assets. We look forward to realizing the full value of these efficiencies and synergies over the coming years.

“For full-year 2024, Matador achieved net income of $885.3 million (an increase of 5%) and Adjusted EBITDA of $2.30 billion (an increase of 24%), compared to 2023 net income of $846.1 million and Adjusted EBITDA of $1.85 billion for full-year 2023 (see Slide N). Matador’s net cash provided by operating activities was $2.25 billion for full-year 2024, which is a 20% increase from $1.87 billion for full-year 2023. For full-year 2024, Matador’s adjusted free cash flow was $807.3 million, which is a 75% increase from $460.0 million for full-year 2023. Matador exits 2024 as a leader among its peers in free cash flow generation, and Matador is optimistic that it will generate significant free cash flow again in 2025 (see Slide O).

2024 Midstream Achievements

“Matador’s midstream team also made significant strides in 2024. As mentioned above, Matador contributed Pronto to San Mateo in December 2024, including its interest in Pronto’s existing processing plant (the ‘Marlan Plant’) with a designed inlet capacity of 60 million cubic feet per day of natural gas and the Marlan Plant expansion that adds an additional plant with a designed inlet capacity of 200 million cubic feet of natural gas per day (see Slide P). In addition to the financial benefits mentioned above, this transaction also provides increased flow assurance for Matador’s production in Lea County, New Mexico and accelerates filling up the Marlan Plant to capacity. Furthermore, the construction of Pronto’s new Marlan Plant expansion remains on time and on budget and is expected to be online in the second quarter of 2025 (see Slide Q).

2025 Outlook: Continued Record Results, Execution and Efficiencies

“While we celebrate our 2024 results and accomplishments, Matador remains focused on its continued growth, profitability and increased efficiencies going forward in 2025. Accordingly, the Matador team fully expects to produce record results again in 2025. Matador aims at increasing its average daily BOE production by 20% to an average of 205,000 BOE per day in full-year 2025, as compared to an average of 170,751 BOE per day in full-year 2024. Matador also expects to increase its yearly oil production by 22% in 2025 with average daily oil production of 122,000 barrels of oil per day in full-year 2025, as compared to an average of 99,808 barrels of oil per day in full-year 2024.

2025 Additional Natural Gas Opportunity

“Matador produced 496 million cubic feet of natural gas per day in 2024 but Matador’s 2025 plan remains flexible and its undeveloped acreage is sufficiently ‘gassy’ so that Matador can adjust and produce more natural gas if market conditions warrant a modification. As of December 31, 2024, Matador has 1.5 trillion cubic feet of natural gas reserves, primarily in the Delaware Basin (see Slide H).

“Significantly, Matador also retained its operating rights in the Cotton Valley in Northeast Louisiana, which we refer to as our ‘gas bank’ and is 100% held-by-production (see Slide R). As of December 31, 2024, the expected natural gas production from Matador’s Cotton Valley inventory is not included in its reserve report because Matador does not currently plan to drill the Cotton Valley formation in the near future unless natural gas prices improve and stabilize. Nevertheless, Matador’s reservoir engineers consider the Cotton Valley to be a proven formation.

“Matador estimates that it has 37 net horizontal locations in the Cotton Valley, which Matador’s reservoir engineers have estimated to be capable of producing up to 200 to 300 billion cubic feet of natural gas. Additionally, Matador anticipates that these operated Cotton Valley locations would have extended lateral lengths of approximately two miles, which would improve costs and provide other efficiencies. Furthermore, this Cotton Valley natural gas would have the benefit of using the same midstream infrastructure that serves the Haynesville Shale, including transportation to many of the Liquified Natural Gas (‘LNG’) terminals along the Gulf Coast.

2025 Midstream Opportunities and Flow Assurance

“Matador is pleased to report its midstream business remains a critical part of its success and is expected to continue providing value to Matador’s shareholders in 2025 (see Slide S). All of San Mateo’s three-pipe (oil, water and natural gas) systems work together to build flow assurance for Matador and other customers. Being aligned with Matador provides San Mateo the unique perspective that allows it to provide flow assurance with a producer mindset. This producer mindset has been recognized by San Mateo’s third-party customers as many of these producers are repeat customers and continue to expand their relationship with San Mateo. San Mateo expects to achieve Adjusted EBITDA of $285 million in 2025, which is an increase of 13% as compared to Adjusted EBITDA of $253.2 million in 2024.

“From an initial start in February 2017, San Mateo has grown to operate approximately 590 miles of oil, natural gas and water pipelines, 520 million cubic feet per day of designed natural gas processing capacity and 16 saltwater disposal wells with approximately 475,000 barrels per day of designed produced water disposal capacity. San Mateo anticipates its processing capacity will increase to 720 million cubic feet per day with the completion of the Marlan Plant expansion early in the second quarter of 2025.

Closing Thoughts

“While each year brings its own challenges, we like our chances and opportunities going forward. In fact, members of Matador’s senior management have made 30 separate purchases of Matador stock since 2021, and none of Matador’s senior management group have ever sold a single Matador share (see Slide T). Perhaps even more meaningful as an expression of confidence is the fact that Matador has over 95% participation (including field personnel) in its Employee Stock Purchase Plan (‘ESPP’). We also look forward to discussing these results and opportunities and answering your questions at our upcoming conference call tomorrow morning.”

Highlights

Fourth Quarter 2024 Operational and Financial Highlights
(for comparisons to prior year, please see the remainder of this press release)
•Record quarterly average production of 201,116 BOE per day (118,440 barrels of oil per day)
•Net cash provided by operating activities of $575.0 million
•Adjusted free cash flow of $415.5 million
•Net income of $214.5 million, or $1.71 per diluted common share
•Adjusted net income of $229.9 million, or $1.83 per diluted common share
•Adjusted EBITDA of $640.9 million
•San Mateo net income of $47.8 million
•San Mateo Adjusted EBITDA of $68.5 million

Full Year 2024 Operational and Financial Highlights
(for comparisons to prior year, please see the remainder of this press release)
•Record annual average production of 170,751 BOE per day (99,808 barrels of oil per day)
•Net cash provided by operating activities of $2.25 billion
•Adjusted free cash flow of $807.3 million
•Net income of $885.3 million, or $7.14 per diluted common share
•Adjusted net income of $928.0 million, or $7.48 per diluted common share
•Adjusted EBITDA of $2.30 billion
•San Mateo net income of $175.6 million
•San Mateo Adjusted EBITDA of $253.2 million

2025 Guidance Highlights
•Oil production guidance of 120,000 to 124,000 barrels per day
•Natural gas production guidance of 492.0 to 504.0 million cubic feet per day
•Total production guidance of 202,000 to 208,000 BOE per day
•Drilling, completing and equipping capital expenditures of $1.28 to $1.47 billion
•Midstream capital expenditures of $120 to $180 million

Note: All references to Matador’s net income, adjusted net income, Adjusted EBITDA and adjusted free cash flow reported throughout this earnings release are those values attributable to Matador Resources Company shareholders after giving effect to any net income, adjusted net income, Adjusted EBITDA or adjusted free cash flow, respectively, attributable to third-party non-controlling interests, including in San Mateo Midstream, LLC (“San Mateo”). Matador owns 51% of San Mateo. For a definition of adjusted net income, adjusted earnings per diluted common share, Adjusted EBITDA, adjusted free cash flow and PV-10 and reconciliations of such non-GAAP financial metrics to their comparable GAAP metrics, please see “Supplemental Non-GAAP Financial Measures” below.

Operational and Financial Update

Record Fourth Quarter 2024 Oil, Natural Gas and Total Oil Equivalent Production

Matador’s average daily oil and natural gas production was 201,116 BOE per day in the fourth quarter of 2024, which was the highest in Matador’s history as noted above and was a 2% increase as compared to the midpoint of Matador’s expected fourth quarter production guidance of 198,000 BOE per day. The primary drivers behind this outperformance were (i) increased production from new wells turned to sales in the third quarter of 2024 in Matador’s Rustler Breaks and Ranger asset areas and (ii) higher-than-expected production from non-operated assets. Production from the newly acquired Ameredev properties was 23,200 BOE per day, which was better than Matador’s initial expectations despite additional shut-in volumes from accelerated offset completions.

Production	Q4 2024 Average Daily Volume	Q4 2024 Guidance Range (1)	Difference (2)	Sequential (3)	YoY (4)
Total, BOE per day	201,116	197,000 to 199,000	+2% Better than Guidance	+17%	+30%
Oil, Bbl per day	118,440	118,500 to 119,500	<-1% Less than Guidance	+18%	+34%
Natural Gas, MMcf per day	496.1	472.0 to 476.0	+5% Better than Guidance	+16%	+26%

(1) Production range previously projected, as provided on October 22, 2024.
(2) As compared to midpoint of guidance provided on October 22, 2024.
(3) Represents sequential percentage change from the third quarter of 2024.
(4) Represents year-over-year percentage change from the fourth quarter of 2023.

Fourth Quarter 2024 Realized Commodity Prices

The following table summarizes Matador’s realized commodity prices during the fourth quarter of 2024, as compared to the third quarter of 2024 and the fourth quarter of 2023.

	Sequential (Q4 2024 vs. Q3 2024)			YoY (Q4 2024 vs. Q4 2023)
Realized Commodity Prices	Q4 2024	Q3 2024	Sequential Change(1)	Q4 2024	Q4 2023	YoY Change(2)

Oil Prices, per Bbl	$70.66	$75.67	Down 7%	$70.66	$79.00	Down 11%
Natural Gas Prices, per Mcf	$2.72	$1.83	Up 49%	$2.72	$3.01	Down 10%
(1) Fourth quarter 2024 as compared to third quarter 2024.
(2) Fourth quarter 2024 as compared to fourth quarter 2023.

Fourth Quarter 2024 Operating Expenses

Matador expected increased lease operating expenses in the fourth quarter of 2024 as a result of closing the Ameredev acquisition in September 2024 and continued integration of the acquired assets. However, Matador was able to offset certain of these anticipated expense increases through savings from a range of improvements relating to the wells acquired in the Ameredev transaction, including field supervision expenses, chemical usage and reduction in produced water disposal costs. Notably, in the fourth quarter of 2024, Matador recycled approximately 1.2 million barrels of water during fracturing operations on the 11 new Firethorn and Pimento wells that were acquired as part of the Ameredev acquisition. These actions to offset the expected increase in lease operating expenses resulted in total lease operating expenses of $5.37 per BOE for the fourth quarter of 2024, which is a 2% sequential decrease from $5.50 per BOE in the third quarter of 2024, and an 11% improvement from the midpoint of Matador’s expected fourth quarter 2024 guidance range of $5.75 to $6.25 per BOE.

Matador’s general and administrative (“G&A”) expenses increased 22% sequentially from $1.82 per BOE in the third quarter of 2024 to $2.22 per BOE in the fourth quarter of 2024. This increase is due in part to the value of employee stock awards that are settled in cash, which are remeasured at each quarterly reporting period according to accounting rules. These cash-settled stock award amounts increased as Matador’s share price increased 14% from $49.42 at the end of the third quarter of 2024 to $56.26 at end of the fourth quarter of 2024. Matador’s full year 2024 G&A expenses decreased 11% from $2.29 per BOE in 2023 to $2.04 per BOE in 2024.

During the fourth quarter of 2024, Matador’s plant and other midstream services operating expenses, which include the costs to operate San Mateo’s and Pronto’s assets, were $2.75 per BOE, consistent with $2.77 per BOE in the third quarter of 2024. The fourth quarter 2024 plant and other midstream services operating expenses were also consistent with Matador’s expected fourth quarter 2024 range of $2.50 to $3.00 per BOE.

Fourth Quarter 2024 Capital Expenditures

For the fourth quarter of 2024, Matador’s capital expenditures for drilling, completing and equipping wells (“D/C/E capital expenditures”) were $325.5 million and midstream capital expenditures were $65.2 million. D/C/E capital expenditures during the fourth quarter of 2024 were higher than expected, but full-year 2024 D/C/E capital expenditures of $1.32 billion were within Matador’s expected range of $1.15 billion to $1.35 billion. D/C/E capital expenditures during the fourth quarter of 2024 were higher than expected due to costs associated with the acceleration of capital expenditures for certain non-operated properties and facility upgrades related to the Ameredev properties. These Ameredev facility upgrades contributed to the lower-than-expected lease operating expenses noted above.

Midstream capital expenditures during the fourth quarter of 2024 were higher than expected due to acceleration of costs associated with the Marlan Plant expansion, but full-year 2024 midstream capital expenditures of $238.7 million were still within Matador’s expected annual range of $200 million to $250 million. The midstream capital expenditures during the fourth quarter of 2024 included payments related to the expansion of the Marlan Plant until the closing of the Pronto Transaction on December 18, 2024.

Midstream Update

San Mateo’s operations in the fourth quarter of 2024 were highlighted by record operating and financial results. San Mateo’s natural gas gathering and oil gathering and transportation volumes in the fourth quarter of 2024 were all-time quarterly highs. The table below sets forth San Mateo’s throughput volumes, as compared to the third quarter of 2024 and the fourth quarter of 2023. Because the Pronto Transaction closed in mid-December 2024, it did not significantly contribute to San Mateo’s financial results in the fourth quarter of 2024.

	Sequential (Q4 2024 vs. Q3 2024)			YoY (Q4 2024 vs. Q4 2023)
San Mateo Throughput Volumes	Q4 2024	Q3 2024	Change(1)	Q4 2024	Q4 2023	Change(2)

Natural gas gathering, MMcf per day	454	431	+5%	454	416	+9%
Natural gas processing, MMcf per day	434	424	+2%	434	413	+5%
Oil gathering and transportation, Bbl per day	63,000	52,300	+20%	63,000	50,900	+24%
Produced water handling, Bbl per day	470,100	513,200	-8%	470,100	442,000	+6%
(1) Fourth quarter 2024 as compared to third quarter 2024.
(2) Fourth quarter 2024 as compared to fourth quarter 2023.

Proved Reserves, Standardized Measure and PV-10

The following table summarizes Matador’s estimated total proved oil and natural gas reserves at December 31, 2024 and 2023.

	At December 31,		% YoY Change
	2024	2023
Estimated proved reserves:(1)(2)
Oil (MBbl)(3)	361,842	272,277	+33%
Natural Gas (Bcf)(4)	1,498.2	1,126.8	+33%
Total (MBOE)(5)	611,536	460,070	+33%
Estimated proved developed reserves:
Oil (MBbl)(3)	206,269	161,642	+28%
Natural Gas (Bcf)(4)	963.2	782.7	+23%
Total (MBOE)(5)	366,797	292,097	+26%
Percent developed	60.0%	63.5%
Estimated proved undeveloped reserves:
Oil (MBbl)(3)	155,573	110,635	+41%
Natural Gas (Bcf)(4)	535.0	344.0	+56%
Total (MBOE)(5)	244,740	167,973	+46%
Standardized Measure (in millions)(6)	$7,376.6	$6,113.5	+21%
PV-10 (in millions)(7)	$9,233.8	$7,704.1	+20%
Commodity prices:(2)
Oil (per Bbl)	$71.96	$74.70	(4)%
Natural Gas (per MMBtu)	$2.13	$2.64	(19)%

(1) Numbers in table may not total due to rounding.
(2) Matador’s estimated proved reserves, Standardized Measure and PV-10 were determined using index prices for oil and natural gas, without giving effect to derivative transactions, and were held constant throughout the life of the properties. The unweighted arithmetic averages of first-day-of-the-month prices for the period from January through December 2024 were $71.96 per Bbl for oil and $2.13 per MMBtu for natural gas and for the period from January through December 2023 were $74.70 per Bbl for oil and $2.64 per MMBtu for natural gas. These prices were adjusted by property for quality, energy content, regional price differentials, transportation fees, marketing deductions and other factors affecting the price received at the wellhead. Matador reports its proved reserves in two streams, oil and natural gas, and the economic value of the natural gas liquids (“NGL”) associated with the natural gas is included in the estimated wellhead price on those properties where NGLs are extracted and sold.
(3) One thousand barrels of oil.
(4) One billion cubic feet of natural gas.
(5) One thousand barrels of oil equivalent, estimated using a conversion factor of one barrel of oil per six thousand standard cubic feet of natural gas.
(6) Standardized Measure represents the present value of estimated future net cash flows from proved reserves, less estimated future development, production, plugging and abandonment and income tax expenses, discounted at 10% per annum to reflect the timing of future cash flows. Standardized Measure is not an estimate of the fair market value of Matador’s properties.
(7) PV-10 is a non-GAAP financial measure. For a reconciliation of PV-10 (non-GAAP) to Standardized Measure (GAAP), please see “Supplemental Non-GAAP Financial Measures.” PV-10 is not an estimate of the fair market value of our properties.

The proved reserves estimates presented for each period in the table above were prepared by the Company’s internal engineering staff and audited by an independent reservoir engineering firm, Netherland, Sewell & Associates, Inc. These proved reserves estimates were prepared in accordance with the SEC’s rules for oil and natural gas reserves reporting and do not include any unproved reserves classified as probable or possible that might exist on Matador’s properties.

Matador’s total proved oil and natural gas reserves increased 33% year-over-year from 460.1 million BOE (59% oil, 64% proved developed, 97% Delaware Basin), consisting of 272.3 million barrels of oil and 1.13 trillion cubic feet of natural gas, at December 31, 2023 to 611.5 million BOE (59% oil, 60% proved developed, 99% Delaware Basin), consisting of 361.8 million barrels of oil and 1.50 trillion cubic feet of natural gas, at December 31, 2024. Matador’s total proved oil and natural gas reserves at December 31, 2024 were an all-time high.

The Standardized Measure of Matador’s total proved oil and natural gas reserves increased 21% from $6.11 billion at December 31, 2023 to $7.38 billion at December 31, 2024. The PV-10 (a non-GAAP financial measure) of Matador’s total proved oil and natural gas reserves increased 20% from $7.70 billion at December 31, 2023 to $9.23 billion at December 31, 2024. The increase in both Standardized Measure and PV-10 of Matador’s proved oil and natural gas reserves at December 31, 2024 resulted primarily from the ongoing development and delineation of Matador’s Delaware Basin properties and the Ameredev acquisition, partially offset by a decrease in both oil and natural gas prices used to estimate proved reserves at December 31, 2024, as compared to December 31, 2023. At December 31, 2024, the oil and natural gas prices used to estimate total proved reserves were $71.96 per barrel (a 4% decrease) and $2.13 per MMBtu (a 19% decrease), respectively, as compared to $74.70 per barrel and $2.64 per MMBtu, respectively, at December 31, 2023.

Full Year 2025 Guidance Summary

Matador’s full year 2025 guidance estimates are summarized in the table below, as compared to the actual results for 2024.

Guidance Metric	Actual 2024 Results	2025 Guidance Range	% YoY Change(1)
Oil Production	99,808 Bbl/d(2)	120,000 to 124,000 Bbl/d	+22%
Natural Gas Production	425.7 MMcf/d(3)	492.0 to 504.0 MMcf/d	+17%
Oil Equivalent Production	170,751 BOE/d(4)	202,000 to 208,000 BOE/d	+20%
D/C/E CapEx(5)	$1.32 billion	$1.28 to $1.47 billion	+4%
Midstream CapEx(6)	$238.7 million	$120 to $180 million	(37)%
Total D/C/E and Midstream CapEx	$1.56 billion	$1.40 to $1.65 billion	(2)%
(1) Represents percentage change from 2024 actual results to the midpoint of 2025 guidance range.
(2) One barrel of oil per day.
(3) One million cubic feet of natural gas per day.
(4) One barrel of oil equivalent per day, estimated using a conversion factor of one barrel of oil per six thousand standard cubic feet of natural gas.
(5) Capital expenditures associated with drilling, completing and equipping wells.
(6) Includes Matador’s share of estimated capital expenditures for San Mateo and other wholly-owned midstream projects. Pronto was wholly-owned by Matador until December 18, 2024, the date Pronto was contributed to San Mateo in the Pronto Transaction. Excludes the acquisition cost of Ameredev’s midstream assets in 2024.

The full year 2025 guidance estimates presented in the table above are based upon the following key assumptions for 2025 drilling and completions activity and capital expenditures.

•Matador began 2024 operating seven drilling rigs in the Delaware Basin and added an eighth operated drilling rig in late January 2024 and a ninth operated drilling rig in the middle of 2024. The 2% decrease in total capital expenditures from $1.56 billion in 2024 to $1.53 billion in 2025 is the result of (i) a 37% decrease in midstream capital expenditures, as a majority of the costs related to the Marlan Plant expansion were incurred in 2024, which is partially offset by (ii) a 4% increase in D/C/E capital expenditures due to operating nine drilling rigs for full-year 2025 and the anticipated mix of wells that will be turned to sales in 2025, as compared to 2024.

•Matador estimates its 2025 D/C/E capital expenditures will be $1.28 to $1.47 billion, as further detailed in the table below.

D/C/E CapEx(1) Components	Actual 2024 Results	2025 CapEx Estimates	% YoY Change(2)
Operated(3)	$1.19 billion	$1.16 to $1.32 billion	+4%
Non-Operated	$81 million	$70 to $90 million	-1%
Capitalized G&A and Interest	$45 million	$50 to $60 million	+22%
Total D/C/E CapEx	$1.32 billion	$1.28 to $1.47 billion	+4%
(1) Capital expenditures associated with drilling, completing and equipping wells.
(2) Represents percentage change from 2024 actual results to the midpoint of 2025 guidance range.
(3) Includes $60 to $70 million of artificial lift and other production-related capital expenditures estimated in 2025.

•Matador anticipates full-year 2025 drilling and completion costs per completed lateral foot to average between $865 to $895 per completed lateral foot, or a 3% decrease at the midpoint of the 2025 range as compared to $910 in 2024. As it has done in the past, Matador expects to continue to seek to maximize and increase its capital efficiencies across all operations. Matador anticipates “Simul-Frac” and “Trimul-Frac” operations to account for over 80% of completions in 2025 with Trimul-Frac alone accounting for approximately 35% of anticipated 2025 completions, as compared to 15% in 2024. Notably, Matador expects that improved water and sand logistics, casing design optimization, MaxCom well targeting, use of existing infrastructure and increased operating efficiency should reduce drilling and completion days on wells.

•Matador estimates 2025 midstream capital expenditures of $120 to $180 million. This estimate includes (i) $90 to $130 million for Matador’s 51% share of San Mateo’s 2025 estimated capital expenditures of approximately $176 to $255 million and (ii) $30 to $50 million for other wholly-owned midstream projects, including expansion of the 180 mile gas gathering, water gathering and oil transportation and gathering pipeline system that Matador acquired in connection with the Ameredev acquisition. San Mateo’s 2025 capital expenditures include finishing the Marlan Plant expansion as well as the pipelines and related infrastructure required to connect San Mateo’s three-stream pipeline system to Matador and third-party customers.

2025 Production Estimates and Cadence

Oil, Natural Gas and Oil Equivalent Production Growth and Anticipated Cadence

Matador expects full-year 2025 production of 120,000 to 124,000 barrels of oil per day and 492 to 504 million cubic feet of natural gas per day, resulting in 202,000 to 208,000 BOE per day, which would be an increase of 20% as compared to our record 2024 production of 170,751 BOE per day (99,808 barrels of oil per day). The cadence of production is expected to be lumpy throughout 2025, primarily due to completion timing and larger, more capital efficient batches. As detailed further below, Matador expects significant sequential increases in the second and fourth quarters of 2025 while experiencing modest sequential decreases in the first and third quarters of 2025.

First Quarter 2025 Estimated Oil, Natural Gas and Total Oil Equivalent Production

As noted in the table below, Matador anticipates its average daily oil equivalent production of 201,116 BOE per day in the fourth quarter of 2024 to decrease to a midpoint of approximately 196,000 BOE per day in the first quarter of 2025 before increasing to new production records again in the second quarter of 2025.

	Q4 2024 and Q1 2025 Production Comparison
Period	Average Daily Total Production, BOE per day	Average Daily Oil Production, Bbl per day	Average Daily Natural Gas Production, MMcf per day	% Oil
Q4 2024	201,116	118,440	496.1	59%
Q1 2025E	195,000 to 197,000	114,000 to 115,000	486.0 to 492.0	59%

The decline in production from the fourth quarter of 2024 to the first quarter of 2025 is due to the lumpiness of production as a result of the timing of wells being turned to sales. Matador expects to turn to sales between 35 and 40 operated wells during the first quarter of 2025, of which only two operated wells had been turned to sales in the first half of the quarter. The remaining 33 to 38 wells are expected to be turned to sales in the latter half of the first quarter of 2025, which will primarily contribute to production beginning in the second quarter of 2025. Among the wells expected to be turned to sales in the first quarter of 2025 are the first three-mile lateral wells drilled by Matador.

First Quarter 2025 Estimated Capital Expenditures

At February 18, 2025, Matador expects D/C/E capital expenditures for the first quarter of 2025 will be approximately $340 to $400 million, which is a 14% increase as compared to $325 million for the fourth quarter of 2024, primarily due to an increased number of completions and increased non-operated capital expenditures. Matador expects its proportionate share of midstream capital expenditures to be approximately $65 to $95 million in the first quarter of 2025, as compared to $65.2 million in the fourth quarter of 2024. Midstream capital expenditures are expected to be higher in the first quarter of 2025 as compared to the remainder of 2025 primarily due to costs associated with the completion of the Marlan Plant expansion.

2025 Estimated Cash Taxes

Matador expects to make cash tax payments of approximately 5 to 10% of pre-tax book net income for the year ended December 31, 2025 at current commodity prices, as compared to cash tax payments of approximately 2% of pre-tax book net income for the year ended December 31, 2024. The Company’s cash tax payments will be dependent upon a variety of factors that will impact taxable income, including oil and natural gas prices, allowable deductions and any legislative changes thereon, and any tax credits generated that would offset tax liabilities in 2025.

Conference Call Information

The Company will host a live conference call on Wednesday, February 19, 2025, at 9:00 a.m. Central Time to discuss its fourth quarter and full year 2024 financial and operational results, as well as its 2025 operating plan and market guidance. To access the live conference call by phone, you can use the following link https://register.vevent.com/register/BIa2657091ad6f4bdc9092002a18d1e2dc and you will be provided with dial in details. To avoid delays, it is recommended that participants dial into the conference call 15 minutes ahead of the scheduled start time.

The live conference call will also be available through the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab. The replay for the event will be available on the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab for one year.

About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Its current operations are focused primarily on the oil and liquids-rich portion of the Wolfcamp and Bone Spring plays in the Delaware Basin in Southeast New Mexico and West Texas. Matador also operates in the Eagle Ford shale play in South Texas and the Haynesville shale and Cotton Valley plays in Northwest Louisiana. Additionally, Matador conducts midstream operations in support of its exploration, development and production operations and provides natural gas processing, oil transportation services, oil, natural gas and produced water gathering services and produced water disposal services to third parties.

For more information, visit Matador Resources Company at www.matadorresources.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. “Forward-looking statements” are statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “could,” “believe,” “would,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “should,” “continue,” “plan,” “predict,” “potential,” “project,” “hypothetical,” “forecasted” and similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such forward-looking statements include, but are not limited to, statements about guidance, projected or forecasted financial and operating results, future liquidity, the payment of dividends, results in certain basins, objectives, project timing, expectations and intentions, regulatory and governmental actions and other statements that are not historical facts. Actual results and future events could differ materially from those anticipated in such statements, and such forward-looking statements may not prove to be accurate. These forward-looking statements involve certain risks and uncertainties, including, but not limited to, the following risks related to financial and operational performance: general economic conditions; the Company’s ability to execute its business plan, including whether its drilling program is successful; changes in oil, natural gas and natural gas liquids prices and the demand for oil, natural gas and natural gas liquids; its ability to replace reserves and efficiently develop current reserves; the operating results of the Company’s midstream oil, natural gas and water gathering and transportation systems, pipelines and facilities, the acquiring of third-party business and the drilling of any additional salt water disposal wells; costs of operations; delays and other difficulties related to producing oil, natural gas and natural gas liquids; delays and other difficulties related to regulatory and governmental approvals and restrictions; impact on the Company’s operations due to seismic events; its ability to make acquisitions on economically acceptable terms; its ability to integrate acquisitions; disruption from the Company’s acquisitions making it more difficult to maintain business and operational relationships; significant transaction costs associated with the Company’s acquisitions; the risk of litigation and/or regulatory actions related to the Company’s acquisitions; availability of sufficient capital to execute its business plan, including from future cash flows, capital markets, available borrowing capacity under its revolving credit facilities and otherwise; the operating results of and the availability of any potential distributions from our joint ventures; weather and environmental conditions; and the other factors that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. For further discussions of risks and uncertainties, you should refer to Matador’s filings with the SEC, including the “Risk Factors” section of Matador’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Matador undertakes no obligation to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contact Information

Mac Schmitz
Senior Vice President - Investor Relations
(972) 371-5225
investors@matadorresources.com

Sequential and year-over-year quarterly comparisons of selected financial and operating items are shown in the following table:

	Three Months Ended
	December 31,	September 30,	December 31,
	2024	2024	2023
Net Production Volumes:(1)
Oil (MBbl)(2)	10,896	9,229	8,157
Natural gas (Bcf)(3)	45.6	39.3	36.2
Total oil equivalent (MBOE)(4)	18,503	15,776	14,192
Average Daily Production Volumes:(1)
Oil (Bbl/d)(5)	118,440	100,315	88,663
Natural gas (MMcf/d)(6)	496.1	427.0	393.6
Total oil equivalent (BOE/d)(7)	201,116	171,480	154,261
Average Sales Prices:
Oil, without realized derivatives (per Bbl)	$70.66	$75.67	$79.00
Oil, with realized derivatives (per Bbl)	$70.66	$75.67	$79.00
Natural gas, without realized derivatives (per Mcf)(8)	$2.72	$1.83	$3.01
Natural gas, with realized derivatives (per Mcf)	$2.81	$1.94	$2.92
Revenues (millions):
Oil and natural gas revenues	$893.9	$770.2	$753.2
Third-party midstream services revenues	$37.7	$38.3	$35.6
Realized gain (loss) on derivatives	$4.2	$4.5	$(3.1)
Operating Expenses (per BOE):
Production taxes, transportation and processing	$4.70	$4.61	$5.31
Lease operating	$5.37	$5.50	$5.06
Plant and other midstream services operating	$2.75	$2.77	$2.56
Depletion, depreciation and amortization	$15.85	$15.39	$15.51
General and administrative(9)	$2.22	$1.82	$2.08
Total(10)	$30.89	$30.09	$30.52
Other (millions):
Net sales of purchased natural gas(11)	$9.9	$20.4	$7.2

Net income (millions)(12)	$214.5	$248.3	$254.5
Earnings per common share (diluted)(12)	$1.71	$1.99	$2.12
Adjusted net income (millions)(12)(13)	$229.9	$236.0	$238.4
Adjusted earnings per common share (diluted)(12)(14)	$1.83	$1.89	$1.99
Adjusted EBITDA (millions)(12)(15)	$640.9	$574.5	$552.8
Net cash provided by operating activities (millions)(16)	$575.0	$610.4	$618.3
Adjusted free cash flow (millions)(12)(17)	$415.5	$196.1	$180.5

San Mateo net income (millions)(18)	$47.8	$49.8	$43.7
San Mateo Adjusted EBITDA (millions)(15)(18)	$68.5	$68.5	$61.6
San Mateo net cash provided by operating activities (millions)(18)	$40.5	$50.5	$45.5
San Mateo adjusted free cash flow (millions)(17)(18)	$37.2	$47.6	$18.8

D/C/E capital expenditures (millions)	$325.5	$329.9	$261.4
Midstream capital expenditures (millions)(19)	$65.2	$48.9	$86.2

(1) Production volumes and proved reserves reported in two streams: oil and natural gas, including both dry and liquids-rich natural gas.
(2) One thousand barrels of oil.
(3) One billion cubic feet of natural gas.

(4) One thousand barrels of oil equivalent, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(5) Barrels of oil per day.
(6) Millions of cubic feet of natural gas per day.
(7) Barrels of oil equivalent per day, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(8) Per thousand cubic feet of natural gas.
(9) Includes approximately $0.26, $0.27 and $0.20 per BOE of non-cash, stock-based compensation expense in the fourth quarter of 2024, the third quarter of 2024 and the fourth quarter of 2023, respectively.
(10) Total does not include the impact of purchased natural gas or immaterial accretion expenses.
(11) Net sales of purchased natural gas reflect those natural gas purchase transactions that the Company periodically enters into with third parties whereby the Company purchases natural gas and (i) subsequently sells the natural gas to other purchasers or (ii) processes the natural gas at San Mateo’s cryogenic natural gas processing plants and subsequently sells the residue natural gas and NGLs to other purchasers. Such amounts reflect revenues from sales of purchased natural gas of $46.7 million, $51.7 million and $43.4 million less expenses of $36.8 million, $31.2 million and $36.2 million in the fourth quarter of 2024, the third quarter of 2024 and the fourth quarter of 2023, respectively.
(12) Attributable to Matador Resources Company shareholders.
(13) Adjusted net income is a non-GAAP financial measure. For a definition of adjusted net income and a reconciliation of adjusted net income (non-GAAP) to net income (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(14) Adjusted earnings per diluted common share is a non-GAAP financial measure. For a definition of adjusted earnings per diluted common share and a reconciliation of adjusted earnings per diluted common share (non-GAAP) to earnings per diluted common share (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(15) Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA (non-GAAP) to net income (GAAP) and net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(16) As reported for each period on a consolidated basis, including 100% of San Mateo’s net cash provided by operating activities.
(17) Adjusted free cash flow is a non-GAAP financial measure. For a definition of adjusted free cash flow and a reconciliation of adjusted free cash flow (non-GAAP) to net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(18) Represents 100% of San Mateo’s net income, Adjusted EBITDA, net cash provided by operating activities or adjusted free cash flow for each period reported.
(19) Includes Matador’s share of estimated capital expenditures for San Mateo and other wholly-owned midstream projects. Pronto was wholly-owned by Matador until December 18, 2024, the date Pronto was contributed to San Mateo in the Pronto Transaction. Excludes Ameredev’s midstream assets in 2024 and Advance’s midstream assets in 2023.

Matador Resources Company and Subsidiaries

CONSOLIDATED BALANCE SHEETS - UNAUDITED

(In thousands, except par value and share data)	December 31,
	2024	2023
ASSETS
Current assets
Cash	$23,033	$52,662
Restricted cash	71,709	53,636
Accounts receivable
Oil and natural gas revenues	331,590	274,192
Joint interest billings	260,555	163,660
Other	62,584	35,102
Derivative instruments	15,968	2,112
Lease and well equipment inventory	38,469	41,808
Prepaid expenses and other current assets	123,437	92,700
Total current assets	927,345	715,872
Property and equipment, at cost
Oil and natural gas properties, full-cost method
Evaluated	12,534,290	9,633,757
Unproved and unevaluated	1,702,203	1,193,257
Midstream properties	1,683,334	1,318,015
Other property and equipment	47,532	40,375
Less accumulated depletion, depreciation and amortization	(6,203,263)	(5,228,963)
Net property and equipment	9,764,096	6,956,441
Other assets
Derivative instruments	—	558
Other long-term assets	158,668	54,125
Total other assets	158,668	54,683
Total assets	$10,850,109	$7,726,996
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$147,139	$68,185
Accrued liabilities	441,484	365,848
Royalties payable	227,865	161,983
Amounts due to affiliates	30,544	28,688
Advances from joint interest owners	83,338	19,954
Other current liabilities	64,987	40,617
Total current liabilities	995,357	685,275
Long-term liabilities
Borrowings under Credit Agreement	595,500	500,000
Borrowings under San Mateo Credit Facility	615,000	522,000
Senior unsecured notes payable	2,114,908	1,184,627
Asset retirement obligations	114,237	87,485
Deferred income taxes	847,666	581,439
Other long-term liabilities	110,009	38,482
Total long-term liabilities	4,397,320	2,914,033
Shareholders’ equity
Common stock — $0.01 par value, 160,000,000 shares authorized; 125,101,268 and 119,478,282 shares issued; and 125,048,396 and 119,458,674 shares outstanding, respectively	1,251	1,194
Additional paid-in capital	2,533,247	2,133,172
Retained earnings	2,556,987	1,776,541
Treasury stock, at cost, 52,872 and 19,608 shares, respectively	(2,336)	(45)
Total Matador Resources Company shareholders’ equity	5,089,149	3,910,862
Non-controlling interest in subsidiaries	368,283	216,826
Total shareholders’ equity	5,457,432	4,127,688
Total liabilities and shareholders’ equity	$10,850,109	$7,726,996

Matador Resources Company and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED

(In thousands, except per share data)	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenues
Oil and natural gas revenues	$893,860	$753,246	$3,143,834	$2,545,599
Third-party midstream services revenues	37,703	35,636	141,027	122,153
Sales of purchased natural gas	46,720	43,388	194,097	149,869
Realized gain (loss) on derivatives	4,151	(3,121)	12,724	(9,575)
Unrealized (loss) gain on derivatives	(12,065)	6,983	13,299	(1,261)
Total revenues	970,369	836,132	3,504,981	2,806,785
Expenses
Production taxes, transportation and processing	87,049	75,319	306,751	264,493
Lease operating	99,411	71,810	341,544	243,655
Plant and other midstream services operating	50,916	36,400	171,492	128,910
Purchased natural gas	36,821	36,209	142,715	129,401
Depletion, depreciation and amortization	293,234	220,055	974,300	716,688
Accretion of asset retirement obligations	1,768	1,234	6,027	3,943
General and administrative	41,101	29,494	127,454	110,373
Total expenses	610,300	470,521	2,070,283	1,597,463
Operating income	360,069	365,611	1,434,698	1,209,322
Other income (expense)
Net loss on asset sales and impairment	—	—	—	(202)
Interest expense	(59,970)	(35,707)	(171,687)	(121,520)
Other income	129	3,496	696	8,785
Total other expense	(59,841)	(32,211)	(170,991)	(112,937)
Income before income taxes	300,228	333,400	1,263,707	1,096,385
Income tax provision (benefit)
Current	779	4,964	27,059	13,922
Deferred	61,500	52,495	265,305	172,104
Total income tax provision	62,279	57,459	292,364	186,026
Net income	237,949	275,941	971,343	910,359
Net income attributable to non-controlling interest in subsidiaries	(23,416)	(21,402)	(86,021)	(64,285)
Net income attributable to Matador Resources Company shareholders	$214,533	$254,539	$885,322	$846,074
Earnings per common share
Basic	$1.72	$2.14	$7.16	$7.10
Diluted	$1.71	$2.12	$7.14	$7.05
Weighted average common shares outstanding
Basic	124,953	119,192	123,568	119,139
Diluted	125,430	119,971	124,076	119,980

Matador Resources Company and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

(In thousands)	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Operating activities
Net income	$237,949	$275,941	$971,343	$910,359
Adjustments to reconcile net income to net cash provided by operating activities
Unrealized loss (gain) on derivatives	12,065	(6,983)	(13,299)	1,261
Depletion, depreciation and amortization	293,234	220,055	974,300	716,688
Accretion of asset retirement obligations	1,768	1,234	6,027	3,943
Stock-based compensation expense	4,891	2,884	14,982	13,661
Deferred income tax provision	61,500	52,495	265,305	172,104
Amortization of debt issuance cost and other debt related costs	4,247	2,051	16,533	7,047
Other non-cash changes	(359)	(7,276)	(1,386)	(7,262)
Changes in operating assets and liabilities
Accounts receivable, prepaid expenses and other current assets	(62,155)	86,529	(138,137)	48,136
Lease and well equipment inventory	(2,347)	7,189	(10,934)	(3,034)
Other long-term assets	977	(623)	4,052	646
Accounts payable, accrued liabilities and other current liabilities	(10,236)	(24,754)	33,748	2,810
Royalties payable	3,311	11,618	56,193	34,273
Advances from joint interest owners	28,279	(1,461)	63,384	(32,402)
Other long-term liabilities	1,835	(552)	4,774	(402)
Net cash provided by operating activities	574,959	618,347	2,246,885	1,867,828
Investing activities
Drilling, completion and equipping capital expenditures	(317,400)	(337,332)	(1,222,831)	(1,192,800)
Acquisition of Advance	—	(67,705)	—	(1,676,132)
Acquisition of Ameredev	—	—	(1,831,214)	—
Acquisition of oil and natural gas properties	(132,616)	(67,069)	(454,443)	(187,655)
Midstream capital expenditures	(64,692)	(90,110)	(283,881)	(165,719)
Expenditures for other property and equipment	(1,734)	(672)	(5,691)	(3,636)
Proceeds from sale of assets and other	11,470	14,020	12,370	14,750
Proceeds from sale of equity method investment	113,576	—	113,576	—
Net cash used in investing activities	(391,396)	(548,868)	(3,672,114)	(3,211,192)
Financing activities
Repayments of borrowings under Credit Agreement	(889,500)	(410,000)	(3,969,500)	(3,032,000)
Borrowings under Credit Agreement	530,000	380,000	4,065,000	3,532,000
Repayments of borrowings under San Mateo Credit Facility	(540,000)	(31,000)	(733,000)	(171,000)
Borrowings under San Mateo Credit Facility	629,000	78,000	826,000	228,000
Cost to enter into or amend credit facilities	(7,500)	(651)	(33,436)	(9,296)
Proceeds from issuance of senior unsecured notes	—	—	1,650,000	494,800
Issuance costs of senior unsecured notes	(2,084)	—	(28,157)	(8,503)
Purchase of senior unsecured notes	—	—	(699,191)	—
Proceeds from issuance of common stock	—	—	344,663	—
Dividends paid	(31,278)	(23,710)	(104,876)	(77,175)
Contribution related to Pronto Transaction	171,500	—	171,500	—
Contributions related to formation of San Mateo	1,300	14,500	23,800	38,200
Contributions from non-controlling interest owners of less-than-wholly-owned subsidiaries	—	—	19,110	24,500
Distributions to non-controlling interest owners of less-than-wholly-owned subsidiaries	(24,500)	(17,150)	(97,461)	(78,253)
Taxes paid related to net share settlement of stock-based compensation	(2,437)	(77)	(16,956)	(22,910)
Other	(345)	(15,267)	(3,823)	(16,031)
Net cash (used in) provided by financing activities	(165,844)	(25,355)	1,413,673	902,332
Increase (decrease) in cash and restricted cash	17,719	44,124	(11,556)	(441,032)
Cash and restricted cash at beginning of period	77,023	62,174	106,298	547,330
Cash and restricted cash at end of period	$94,742	$106,298	$94,742	$106,298

Supplemental Non-GAAP Financial Measures
Adjusted EBITDA
This press release includes the non-GAAP financial measure of Adjusted EBITDA. Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as securities analysts, investors, lenders and rating agencies. “GAAP” means Generally Accepted Accounting Principles in the United States of America. The Company believes Adjusted EBITDA helps it evaluate its operating performance and compare its results of operations from period to period without regard to its financing methods or capital structure. The Company defines, on a consolidated basis and for San Mateo, Adjusted EBITDA as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset retirement obligations, property impairments, unrealized derivative gains and losses, non-recurring transaction costs for certain acquisitions, certain other non-cash items and non-cash stock-based compensation expense and net gain or loss on asset sales and impairment. Adjusted EBITDA is not a measure of net income or net cash provided by operating activities as determined by GAAP. All references to Matador’s Adjusted EBITDA are those values attributable to Matador Resources Company shareholders after giving effect to Adjusted EBITDA attributable to third-party non-controlling interests, including in San Mateo.

Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income or net cash provided by operating activities as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components of understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure. Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. The following table presents the calculation of Adjusted EBITDA and the reconciliation of Adjusted EBITDA to the GAAP financial measures of net income and net cash provided by operating activities, respectively, that are of a historical nature. Where references are pro forma, forward-looking, preliminary or prospective in nature, and not based on historical fact, the table does not provide a reconciliation. The Company could not provide such reconciliation without undue hardship because such Adjusted EBITDA numbers are estimations, approximations and/or ranges. In addition, it would be difficult for the Company to present a detailed reconciliation on account of many unknown variables for the reconciling items, including future income taxes, full-cost ceiling impairments, unrealized gains or losses on derivatives and gains or losses on asset sales and impairment. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Adjusted EBITDA – Matador Resources Company

	Three Months Ended			Year Ended
(In thousands)	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Unaudited Adjusted EBITDA Reconciliation to Net Income:
Net income attributable to Matador Resources Company shareholders	$214,533	$248,291	$254,539	$885,322	$846,074
Net income attributable to non-controlling interest in subsidiaries	23,416	24,386	21,402	86,021	64,285
Net income	237,949	272,677	275,941	971,343	910,359
Interest expense	59,970	36,169	35,707	171,687	121,520
Total income tax provision	62,279	85,321	57,459	292,364	186,026
Depletion, depreciation and amortization	293,234	242,821	220,055	974,300	716,688
Accretion of asset retirement obligations	1,768	1,657	1,234	6,027	3,943
Unrealized loss (gain) on derivatives	12,065	(35,118)	(6,983)	(13,299)	1,261
Non-cash stock-based compensation expense	4,891	4,279	2,884	14,982	13,661
Net loss on impairment	—	—	—	—	202
Expense (income) related to contingent consideration and other	2,244	243	(3,298)	5,420	(6,038)
Consolidated Adjusted EBITDA	674,400	608,049	582,999	2,422,824	1,947,622
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(33,550)	(33,565)	(30,202)	(124,047)	(98,075)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$640,850	$574,484	$552,797	$2,298,777	$1,849,547

	Three Months Ended			Year Ended
(In thousands)	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$574,959	$610,437	$618,347	$2,246,885	$1,867,828
Net change in operating assets and liabilities	40,336	(15,367)	(77,946)	(13,080)	(50,027)
Interest expense, net of non-cash portion	55,723	33,469	33,656	155,154	114,473
Current income tax provision (benefit)	779	(21,096)	4,964	27,059	13,922
Other non-cash and non-recurring expense	2,603	606	3,978	6,806	1,426
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(33,550)	(33,565)	(30,202)	(124,047)	(98,075)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$640,850	$574,484	$552,797	$2,298,777	$1,849,547

Adjusted EBITDA – San Mateo (100%)

	Three Months Ended			Year Ended
(In thousands)	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024
Unaudited Adjusted EBITDA Reconciliation to Net Income:
Net income	$47,786	$49,768	$43,682	$175,557
Depletion, depreciation and amortization	9,746	9,514	9,179	37,667
Interest expense	9,870	9,116	8,683	37,368
Accretion of asset retirement obligations	108	101	92	405
Non-recurring expense	960	—	—	2,160
Adjusted EBITDA	$68,470	$68,499	$61,636	$253,157

	Three Months Ended			Year Ended
(In thousands)	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$40,477	$50,496	$45,463	$193,030
Net change in operating assets and liabilities	17,561	9,164	7,757	21,825
Interest expense, net of non-cash portion	9,472	8,839	8,416	36,142
Non-recurring expense	960	—	—	2,160
Adjusted EBITDA	$68,470	$68,499	$61,636	$253,157

Adjusted Net Income and Adjusted Earnings Per Diluted Common Share

This press release includes the non-GAAP financial measures of adjusted net income and adjusted earnings per diluted common share. These non-GAAP items are measured as net income attributable to Matador Resources Company shareholders, adjusted for dollar and per share impact of certain items, including unrealized gains or losses on derivatives, the impact of full cost-ceiling impairment charges, if any, and non-recurring transaction costs for certain acquisitions or other non-recurring income or expense items, along with the related tax effect for all periods. This non-GAAP financial information is provided as additional information for investors and is not in accordance with, or an alternative to, GAAP financial measures. Additionally, these non-GAAP financial measures may be different than similar measures used by other companies. The Company believes the presentation of adjusted net income and adjusted earnings per diluted common share provides useful information to investors, as it provides them an additional relevant comparison of the Company’s performance across periods and to the performance of the Company’s peers. In addition, these non-GAAP financial measures reflect adjustments for items of income and expense that are often excluded by industry analysts and other users of the Company’s financial statements in evaluating the Company’s performance. The table below reconciles adjusted net income and adjusted earnings per diluted common share to their most directly comparable GAAP measure of net income attributable to Matador Resources Company shareholders.

	Three Months Ended			Year Ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024
(In thousands, except per share data)
Unaudited Adjusted Net Income and Adjusted Earnings Per Common Share Reconciliation to Net Income:
Net income attributable to Matador Resources Company shareholders	$214,533	$248,291	$254,539	$885,322
Total income tax provision	62,279	85,321	57,459	292,364
Income attributable to Matador Resources shareholders before taxes	276,812	333,612	311,998	1,177,686
Less non-recurring and unrealized charges to income before taxes:
Unrealized loss (gain) on derivatives	12,065	(35,118)	(6,983)	(13,299)
Expense (income) related to contingent consideration and other	2,099	243	(3,298)	10,281
Adjusted income attributable to Matador Resources Company shareholders before taxes	290,976	298,737	301,717	1,174,668
Income tax expense(1)	61,105	62,735	63,361	246,680
Adjusted net income attributable to Matador Resources Company shareholders (non-GAAP)	$229,871	$236,002	$238,356	$927,988

Weighted average shares outstanding - basic	124,953	124,814	119,192	123,568
Dilutive effect of options and restricted stock units	477	169	779	508
Weighted average common shares outstanding - diluted	125,430	124,983	119,971	124,076
Adjusted earnings per share attributable to Matador Resources Company shareholders (non-GAAP)
Basic	$1.84	$1.89	$2.00	$7.51
Diluted	$1.83	$1.89	$1.99	$7.48

(1)Estimated using federal statutory tax rate in effect for the period.

Adjusted Free Cash Flow

This press release includes the non-GAAP financial measure of adjusted free cash flow. This non-GAAP item is measured, on a consolidated basis for the Company and for San Mateo, as net cash provided by operating activities, adjusted for changes in working capital and cash performance incentives that are not included as operating cash flows, less cash flows used for capital expenditures, adjusted for changes in capital accruals. On a consolidated basis, these numbers are also adjusted for the cash flows related to non-controlling interest in subsidiaries that represent cash flows not attributable to Matador shareholders. Adjusted free cash flow should not be considered an alternative to, or more meaningful than, net cash provided by operating activities as determined in accordance with GAAP or an indicator of the Company’s liquidity. Adjusted free cash flow is used by the Company, securities analysts and investors as an indicator of the Company’s ability to manage its operating cash flow, internally fund its D/C/E capital expenditures, pay dividends and service or incur additional debt, without regard to the timing of settlement of either operating assets and liabilities or accounts payable related to capital expenditures. Additionally, this non-GAAP financial measure may be different than similar measures used by other companies. The Company believes the presentation of adjusted free cash flow provides useful information to investors, as it provides them an additional relevant comparison of the Company’s performance, sources and uses of capital associated with its operations across periods and to the performance of the Company’s peers. In addition, this non-GAAP financial measure reflects adjustments for items of cash flows that are often excluded by securities analysts and other users of the Company’s financial statements in evaluating the Company’s cash spend.

The table below reconciles adjusted free cash flow to its most directly comparable GAAP measure of net cash provided by operating activities. All references to Matador’s adjusted free cash flow are those values attributable to Matador shareholders after giving effect to adjusted free cash flow attributable to third-party non-controlling interests, including in San Mateo. Where references are pro forma, forward-looking, preliminary or prospective in nature, and not based on historical fact, the table does not provide a reconciliation. The Company could not provide such reconciliation without undue hardship because such adjusted free cash flow numbers are estimations, approximations and/or ranges. In addition, it would be difficult for the Company to present a detailed reconciliation on account of many unknown variables for the reconciling items, including the timing of receipts and payments of cash. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Adjusted Free Cash Flow – Matador Resources Company

	Three Months Ended			Year Ended
(In thousands)	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024		December 31, 2023
Net cash provided by operating activities	$574,959	$610,437	$618,347	$2,246,885		$1,867,828
Net change in operating assets and liabilities	40,336	(15,367)	(77,946)	(13,080)		(50,027)
San Mateo discretionary cash flow attributable to non-controlling interest in subsidiaries(1)	(28,439)	(29,233)	(26,078)	(105,279)		(82,163)
Proceeds from contribution of Pronto to San Mateo	219,760	—	—	219,760		—
Performance incentives received from Five Point	1,300	12,250	14,500	23,800		38,200
Total discretionary cash flow	807,916	578,087	528,823	2,372,086	2,372,086	1,773,838

Drilling, completion and equipping capital expenditures	317,400	293,716	337,332	1,222,831		1,192,800
Midstream capital expenditures	64,692	61,988	90,110	283,881		165,719
Expenditures for other property and equipment	1,734	3,186	672	5,691		3,636
Net change in capital accruals	18,788	28,940	(62,957)	81,902		(6,288)
San Mateo accrual-based capital expenditures related to non-controlling interest in subsidiaries(2)	(10,227)	(5,890)	(16,846)	(29,475)		(42,073)
Total accrual-based capital expenditures(3)	392,387	381,940	348,311	1,564,830		1,313,794
Adjusted free cash flow	$415,529	$196,147	$180,512	$807,256		$460,044

(1)Represents Five Point Energy LLC’s (“Five Point”) 49% interest in San Mateo discretionary cash flow, as computed below.
(2)Represents Five Point’s 49% interest in accrual-based San Mateo capital expenditures, as computed below.
(3)Represents drilling, completion and equipping costs, Matador’s share of San Mateo capital expenditures plus 100% of other midstream capital expenditures not associated with San Mateo. Pronto was wholly-owned by Matador until December 18, 2024, the date Pronto was contributed to San Mateo in the Pronto Transaction.

Adjusted Free Cash Flow - San Mateo (100%)

	Three Months Ended			Year Ended
(In thousands)	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024
Net cash provided by San Mateo operating activities	$40,477	$50,496	$45,463	$193,030
Net change in San Mateo operating assets and liabilities	17,561	9,164	7,757	21,825
Total San Mateo discretionary cash flow	58,038	59,660	53,220	214,855

San Mateo capital expenditures	8,649	14,037	39,633	57,112
Net change in San Mateo capital accruals	12,223	(2,017)	(5,253)	3,041
San Mateo accrual-based capital expenditures	20,872	12,020	34,380	60,153
San Mateo adjusted free cash flow	$37,166	$47,640	$18,840	$154,702

PV-10

PV-10 is a non-GAAP financial measure and generally differs from Standardized Measure, the most directly comparable GAAP financial measure, because it does not include the effects of income taxes on future income. PV-10 is not an estimate of the fair market value of the Company’s properties. Matador and others in the industry use PV-10 as a measure to compare the relative size and value of proved reserves held by companies and of the potential return on investment related to the companies’ properties without regard to the specific tax characteristics of such entities. PV-10 may be reconciled to the Standardized Measure of discounted future net cash flows at such dates by adding the discounted future income taxes associated with such reserves to the Standardized Measure.

(in millions)	At December 31, 2024	At December 31, 2023
Standardized Measure	$7,376.6	$6,113.5
Discounted future income taxes	1,857.2	1,590.6
PV-10	$9,233.8	$7,704.1